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[LOGO SPRINT]               [LETTERHEAD]

February 21, 1997

Mr. Richard Reiss
All Communications
1450 Route 22 West
Suite 103
Mountainside, NJ 07092

Dear Richard:

Thanks again for your patience, as we finally get everything set up with your account.

I would like to re-confirm to you our agreement with All Communications, as per the attached.

In addition, your credit line has been established initially at $170,000. I have asked our credit manager David McClure to keep a running dialogue with your team, to make sure everything runs smooth in this area. I can assure you, we are very willing and eager to support you in your business. I might add, we have a very flexible and extremely customer accepted leasing program, which can add additional buying power and profits to All Communications. Please let us know if you would like our representative to contact you. I will include a leasing package in this letter.

In closing, we do a quick pay program, 1/2%-10, Net 30 Days. If you are interested in pursuing this, please let me know.

Again, I want to personally thank you for your time and support in opening up a business relationship at Sprint North Supply Company. Please let my team of Angelo Reyes, Bruce Gordon, Pete Yingling, and Joanie Porter know how we can assist All Communications.

Sincerely,
GERRY T. GLEISSNER

Gerry T. Gleissner
Director of Sales


cc: B. Gordon        A. Reyes
    D. McClure       P. Yingling







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1.   All Communications will receive a 35% discount off list
     on Sony Video Conferencing Systems. (Schedule A Products
     Only)

2. All Communications will receive shipments from our Distribution Centers pre-paid and allowed.

3. All Communications will receive a 2% rebate beginning immediately on all our purchases. This is subject to All Communications providing a minimum of $250,000, per quarter, in Sony Video Conferencing sales to SNSC. All SNS's products (Per Attached Specified
     Manufacturer List), will contribute to this total.

     If all Communications misses the 250K target in any given quarter, the rebate will be held and payable at year-end, provided All Communications meets a minimum of $2,000,000 of sales with SNSC.

4. All Communications will pay SNSC on all invoices no more than 45 days from shipment.

5. This information is strictly confidential between Sprint North Supply and All Communications.

6.   The period of this offer is from February 1, 1997 to January 31, 1998.

7. SNSC will not communicate to anyone outside All Communications those customers (i.e. - end users) that we support you with in demonstrations.

8. SNSC will not discuss any mailing lists, shipments or anything that is customer related, with any parties except All Communications.




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                    SPRINT NORTH SUPPLY REBATE PROGRAM

           $  250,000    -  $  499,999         PER QUARTER     2% REBATE
           $  500,000    -  $  999,999         PER QUARTER     3% REBATE
           $l,000,000    -  $1,999,999         PER QUARTER     4% REBATE
           $2,000,000    -  +                  PER QUARTER     5% REBATE

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